Exhibit 4.37

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS HOLDINGS, INC.

Convertible Promissory Note

(Interest)

(1 Year)

Principal Amount: $925,200.00	Loan Date: July 11, 2011

FOR VALUE RECEIVED, Emmaus Holdings, Inc., a Delaware corporation (“Borrower”), located at 20725 S. Western Ave., Suite 136, Torrance, CA 90501 agrees to pay to Suh Yung Min (together with each of its transferees and assigns, “Lender”), the sum of $925,200.00 U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of eight percent (8%) per annum, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment):  From the Loan Date and continuing thereafter until the one (1) year anniversary of the Loan Date, the interest shall accrue at eight percent (8%) simple interest of the Principal Amount. Lender shall have the right to convert the loan amount plus the accrued interest into shares of common stock of Borrower at the conversion price of $3.60 (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) during the term of this Note.  The entire unpaid principal and any accrued interest shall become immediately due and payable upon the 1 year anniversary of the Loan Date.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty upon ten days advance written notice by Borrower to Lender, provided that Lender shall be permitted to exercise its conversion rights pursuant to Section 4 hereof a any time or from time to time prior to the expiration of such ten-day period.  All prepayments shall be first be applied to interest, and then to principal payments.

3.           Place of Payment:  All payments due under this Note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the holder of this Note may designate in writing in the future.

4.           Conversion Option:  At any time during the term of this Note, Lender shall by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, have the right to convert the Principal Amount, including up to all the interest accrued and unpaid thereon, into shares of Common Stock of Borrower (the “Shares”) at the initial conversion price of $3.60 per share (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions).  Within two weeks following each conversion of this Note, Borrower shall deliver to Lender one or more original stock certificates representing the shares of common stock issued upon such conversion.

5.           Warrant:  On the Loan Date, Borrower shall issue Lender a warrant to purchase                        shares of common stock of the Lender (the “Warrant”).  The Warrant shall be exercisable within three (3) years of the Loan Date.  The exercise price of the Warrant shall be equal to 75% of the closing price of the Borrower’s common stock on the business day immediately preceding the date of exercise of such Warrant.

6.           Default:  In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

7.           Acceleration of Debt:  If Borrower (i) fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, (ii) fails to deliver shares to the Lender by the deadline set forth in Section 4 hereof, (iii) suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, (iv) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official or such appointment is not discharged or stayed within 30 days, (v) makes a general assignment for the benefit of its creditors or (vi) admits in writing that it is generally unable to pay its debts as they become due, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

8.           Modification:  No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.           Transfer of the Note:  This Note may be transferred, in whole or in part, at any time or from time to time, by the Lender.  The Borrower hereby waives any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.  If this Note is to be transferred, the Lender shall surrender this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note registered as the Lender may request, representing the outstanding Principal Amount being transferred by the Lender and, if less then the entire outstanding Principal Amount is being transferred, a new Note to the Lender representing the outstanding Principal Amount not being transferred.  This Note may not be transferred by the Borrower, by operation of law or otherwise, without the prior written consent of the Lender.

10.           Lost, Stolen or Mutilated Note.  Upon receipt by the Borrower of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Lender to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Lender a new Note representing the outstanding Principal Amount and accrued and unpaid interest thereon.

11.           Remedies.  The remedies provided in this Note shall be cumulative an in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note.

12.           Severability of Provisions:  If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

13.           Insufficient Authorized Shares:  The Borrower shall take all reasonable best action necessary to increase the Borrower’s authorized shares of common stock to an amount sufficient to allow Borrower to reserve the Required Reserve Amount for the Note.

14.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A., without regard to conflict of law principles.

Signed Under Penalty of Perjury, this 7th day of July, 2011.

Emmaus Holdings, Inc.

By:	/s/Yutaka Niihara
Yutaka Niihara, M.D., President and CEO

ATTACHMENT 1

Lender’s Name:	Suh Yung Min

Lender’s Address

Principal Amount:	USD $925,200.00

Annual Interest at 8% Per Annum on Principal Amount:	$ 74,000

Maturity Date:	July 10, 2012

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by Lender in order to convert the Note)

TO: Emmaus Holdings, Inc.

The undersigned hereby irrevocably elects to convert $                                                  of the principal amount of the Note issued to Lender by Emmaus Holdings, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note unconverted:	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Name:

Address:

Phone Number: